EXHIBIT 99.1

Hanmi Reports 2021 Fourth Quarter and Full Year Results

Reports strong earnings, record loan production, and significant improvements in asset quality

LOS ANGELES, Jan. 25, 2022 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the 2021 fourth quarter and full year.

Net income for the fourth quarter of 2021 was $33.3 million, or $1.09 per diluted share, compared with $26.6 million, or $0.86 per diluted share for the third quarter of 2021. Net income for the fourth quarter included a recovery of credit loss expense of $16.0 million reflecting a $9.1 million recovery from a loan charge-off in the previous year. In addition, income tax expense for the fourth quarter included a $2.7 million benefit from a decrease in the valuation allowance for deferred tax assets. Return on average assets and return on average equity for the fourth quarter of 2021 were 1.93% and 20.89%, respectively.

For the full year 2021, net income was $98.7 million, or $3.22 per diluted share, compared with $42.2 million, or $1.38 per diluted share, for the full year 2020. Net income for 2020 included a credit loss expense of $45.5 million arising from the uncertainties of the pandemic, while net income for 2021 included a recovery of credit loss expense of $24.4 million from improved economic conditions, a decline in pandemic uncertainties as well as the $9.1 million recovery of a previous loan charge-off. Return on average assets and return on average equity for the full year 2021 were 1.51% and 16.27%, respectively.

CEO Commentary
Bonnie Lee, President and Chief Executive Officer of Hanmi Financial Corporation, said, “We delivered very strong results for the fourth quarter, setting a new record high for loan production and achieving notable improvements in our asset quality. In 2021, as we moved farther away from pandemic-related uncertainties, we were able to recover a good portion of our 2020 loan loss provisions as well as a sizable cash recovery from a first quarter 2020 loan charge-off. Most importantly, we believe we demonstrated the earnings power and growth potential of our franchise. We delivered robust loan growth of 12.3%, excluding PPP loans, and a favorable mix of low-cost deposits, while effectively managing credit quality.”

“We generated continued momentum in our residential mortgage business, commercial and industrial loans and our Corporate Korea initiative, which is an important driver of commercial loan growth and noninterest-bearing demand deposits. During the year, we strengthened our relationships with current customers and significantly expanded our base of new customers across our diverse markets and business lines.

“As we celebrate our 40th year in business this year, we believe we are well positioned with a healthy loan pipeline, a robust deposit base and strong credit quality. We will remain focused on executing our strategic plan to drive disciplined growth and deliver attractive returns and long-term value for our shareholders.”

Fourth Quarter 2021 Highlights:

  Fourth quarter net income increased 25.5% to $33.3 million, or $1.09 per diluted share, from $26.6 million, or $0.86 per diluted share, for the third quarter; full year 2021 net income was $98.7 million, or $3.22 per diluted share, up 133.9% from $42.2 million, or $1.38 per diluted share, for 2020.
  Loans receivable increased 6.0% from September 30, 2021 to $5.15 billion at December 31 (6.4% excluding Paycheck Protection Program (“PPP”) loans) and 5.6% from year-end 2020 (12.3% excluding PPP loans); fourth quarter loan production reached a new record high of $625.1 million. Loan production for the full year 2021 was a record high of $1.81 billion (excluding $133.1 million of second draw PPP loans).
  Deposits increased to $5.79 billion at December 31, 2021, up 1.0% from September 30, 2021 and 9.7% over year-end 2020 levels. The mix of noninterest-bearing deposits held steady at 44.5% of the portfolio.
  A $16.0 million recovery of credit loss expense for the fourth quarter included a $9.1 million recovery from a first quarter 2020 loan charge-off; allowance for credit losses was 1.41% at December 31, 2021 compared with 1.58% at September 30, 2021 and 1.85% at December 31, 2020.
  Nonperforming assets declined 35.9% from the third quarter to 0.20% of total assets from 0.32% at September 30, 2021, and 1.38% at December 31, 2020.
  Net interest income was $49.5 million for the fourth quarter compared with $50.0 million for the third quarter, down 1.0% (up 2.0% when excluding PPP loan interest); $3.0 million of PPP loans remained at December 31, 2021.
  Net interest margin was 2.96% for the fourth quarter, down from 3.07% for the third quarter (3.00% excluding PPP loan interest). PPP loan interest had no impact to fourth quarter net interest margin.
  Fourth quarter noninterest income decreased 25.7% to $9.3 million from the previous quarter principally on lower levels of SBA gains.
  Noninterest expense was $31.6 million, down 2.7% from the previous quarter; the efficiency ratio for the fourth quarter was 53.81% compared with 52.01% for the prior quarter.
  Hanmi remained well capitalized from a regulatory perspective with a Total risk-based capital ratio of 17.38% and a Common equity Tier 1 capital ratio of 12.12% at December 31, 2021; tangible common equity to tangible assets ratio was 9.23% at the end of the fourth quarter.

For more information about Hanmi, please see the Q4 2021 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-21	Q4-21
	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20

Net income	$33,331	$26,565	$22,122	$16,659	$14,326	$6,766	$19,005
Net income per diluted common share	$1.09	$0.86	$0.72	$0.54	$0.47	$0.23	$0.62

Assets	$6,858,587	$6,776,533	$6,578,856	$6,438,401	$6,201,888	$82,054	$656,699
Loans receivable	$5,151,541	$4,858,865	$4,820,092	$4,817,151	$4,880,168	$292,676	$271,373
Deposits	$5,786,269	$5,729,536	$5,629,830	$5,509,823	$5,275,008	$56,733	$511,261

Return on average assets	1.93%	1.58%	1.38%	1.08%	0.92%	0.35	1.01
Return on average stockholders' equity	20.89%	17.13%	14.91%	11.63%	10.01%	3.76	10.88

Net interest margin	2.96%	3.07%	3.19%	3.09%	3.13%	-0.11	-0.17
Efficiency ratio (1)	53.81%	52.01%	52.66%	52.92%	55.53%	1.80	-1.72

Tangible common equity to tangible assets (2)	9.23%	8.98%	9.01%	8.87%	9.13%	0.25	0.10
Tangible common equity per common share (2)	$20.79	$19.96	$19.27	$18.59	$18.41	$0.83	$2.38

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $49.5 million for the fourth quarter of 2021 compared with $50.0 million for the third quarter of 2021. Fourth quarter interest and fees on loans receivable decreased 1.4%, or $0.7 million, from the preceding quarter primarily due to a 26 basis point decrease in average yields. Total interest expense for the fourth quarter decreased $0.3 million from the preceding quarter primarily due to a two basis point reduction in the average rate paid on interest-bearing deposits. Fourth quarter loan prepayment penalties were $0.3 million compared with $0.1 million for the third quarter. Net interest income of $195.1 million for the full year 2021 increased $14.2 million, or 7.8%, from $180.9 million for the full year 2020. The year-over-year increase in net interest income reflected a 68 basis point decrease in the average rate paid on interest-bearing deposits and a $669.5 million increase in the average balance of interest-earning assets, which were partially offset by a 53 basis point decrease in the average yield on interest-earning assets.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
Net Interest Income	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20

Interest and fees on loans receivable(1)	$52,240	$52,961	$52,785	$50,614	$52,372	-1.4%	-0.3%
Interest on securities	1,821	1,865	1,404	1,140	1,684	-2.4%	8.1%
Dividends on FHLB stock	248	245	242	206	206	1.1%	20.3%
Interest on deposits in other banks	302	329	176	96	97	-8.2%	211.5%
Total interest and dividend income	$54,611	$55,400	$54,607	$52,056	$54,359	-1.4%	0.5%

Interest on deposits	2,236	2,466	3,003	3,958	5,330	-9.3%	-58.0%
Interest on borrowings	364	409	447	478	528	-10.9%	-31.0%
Interest on subordinated debentures	2,515	2,545	1,585	1,619	1,623	-1.2%	54.9%
Total interest expense	5,115	5,420	5,035	6,055	7,481	-5.6%	-31.6%
Net interest income	$49,496	$49,980	$49,572	$46,001	$46,878	-1.0%	5.6%

(1) Includes loans held for sale.

Net interest margin was 2.96% for the fourth quarter of 2021, down 11 basis points from the prior quarter. This was primarily due to a 14 basis point decline in the yield on earning assets offset by a four basis point decrease in the cost of interest-bearing liabilities. For the full year 2021, net interest margin was 3.08% compared with 3.19% for 2020.

The yield on average earning assets declined to 3.27% for the fourth quarter of 2021 from 3.41% for the third quarter of 2021, primarily due to lower yields on loans and, to a lesser extent, securities. Full year yields decreased 53 basis points to 3.42% from 3.95% for 2020.

The cost of interest-bearing liabilities was 0.57% for the fourth quarter of 2021 compared with 0.61% for the third quarter of 2021. The decrease was driven by a two basis point decline in the cost of interest-bearing deposits and a $0.5 million charge for the repurchase of $12.7 million of the Company’s 5.45% subordinated debentures in the third quarter. The cost of interest-bearing deposits in the fourth quarter was 0.28%. For the full year 2021, the cost of interest-bearing liabilities was 0.61% compared with 1.20% for the full year 2020, as the cost of interest-bearing deposits was 0.36% for 2021 compared with 1.04% for 2020.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
Average Earning Assets and Interest-bearing Liabilities	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Loans receivable (1)	$4,896,952	$4,684,570	$4,753,297	$4,843,825	$4,803,238	4.5%	2.0%
Securities (2)	914,148	878,866	812,805	774,022	743,636	4.0%	22.9%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	802,901	872,783	659,934	395,602	392,949	-8.0%	104.3%
Average interest-earning assets	$6,630,386	$6,452,604	$6,242,421	$6,029,834	$5,956,208	2.8%	11.3%

Demand: interest-bearing	$122,602	$115,233	$112,252	$102,980	$101,758	6.4%	20.5%
Money market and savings	2,078,659	2,033,876	2,032,102	1,967,012	1,895,830	2.2%	9.6%
Time deposits	1,013,681	1,061,359	1,136,903	1,238,513	1,315,227	-4.5%	-22.9%
Average interest-bearing deposits	3,214,942	3,210,468	3,281,257	3,308,505	3,312,815	0.1%	-3.0%
Borrowings	137,500	143,750	150,091	150,000	150,000	-4.3%	-8.3%
Subordinated debentures	214,899	163,340	119,170	119,040	118,888	31.6%	80.8%
Average interest-bearing liabilities	$3,567,341	$3,517,558	$3,550,518	$3,577,545	$3,581,703	1.4%	-0.4%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$2,561,297	$2,444,759	$2,223,172	$1,991,204	$1,935,564	4.8%	32.3%

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

	For the Three Months Ended					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
Average Yields and Rates	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Loans receivable(1)	4.23%	4.49%	4.45%	4.24%	4.34%	-0.26	-0.11
Securities (2)	0.83%	0.87%	0.69%	0.59%	0.91%	-0.04	-0.08
FHLB stock	6.00%	5.93%	5.93%	5.10%	5.00%	0.07	1.00
Interest-bearing deposits in other banks	0.15%	0.15%	0.11%	0.10%	0.10%	0.00	0.05
Interest-earning assets	3.27%	3.41%	3.51%	3.50%	3.63%	-0.14	-0.36

Interest-bearing deposits	0.28%	0.30%	0.37%	0.49%	0.64%	-0.02	-0.36
Borrowings	1.05%	1.13%	1.19%	1.29%	1.40%	-0.08	-0.35
Subordinated debentures	4.68%	6.23%	5.32%	5.44%	5.46%	-1.55	-0.78
Interest-bearing liabilities	0.57%	0.61%	0.57%	0.69%	0.83%	-0.04	-0.26

Net interest margin (taxable equivalent basis)	2.96%	3.07%	3.19%	3.09%	3.13%	-0.11	-0.17

Cost of deposits	0.15%	0.17%	0.22%	0.30%	0.40%	-0.02	-0.25

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the fourth quarter of 2021, Hanmi recorded a $16.0 million recovery of credit loss expense comprised of a $13.4 million negative provision for loan losses, a $2.3 million negative provision for off-balance sheet items and a $0.3 million negative provision for the allowance for losses on accrued interest receivable for current or previously modified loans. The negative provision for loan losses reflected a $9.1 million cash recovery from a first quarter 2020 loan charge-off. In the third quarter of 2021, the Company recorded a $7.2 million recovery of credit loss expense. This was comprised of a $7.6 million negative provision for loan losses, a recovery of $0.4 million from an SBA impairment allowance, and a $0.4 million reduction in the allowance for losses on accrued interest receivable for current or previously modified loans, offset by a $1.2 million provision for off-balance sheet items. For the full year 2021, credit expense recoveries were $24.4 million compared to credit expense charges of $45.5 million for 2020.

Fourth quarter 2021 noninterest income decreased to $9.3 million from $12.5 million for the third quarter of 2021, primarily due to a $2.1 million decrease in gains on the sale of traditional SBA 7(a) loans. The volume of SBA loans sold in the fourth quarter decreased 23.5% to $36.6 million from $47.9 million in the third quarter, while trade premiums were 10.98% for the fourth quarter and 11.85% and for the third quarter. Noninterest income was $40.5 million for the full year 2021 compared with $43.1 million for 2020 with the decrease primarily due to a $16.2 million decrease in gains on sales of securities that was partially offset by increases of $9.0 million in gain on sales of SBA loans and $2.6 million in service charges.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
Noninterest Income	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Service charges on deposit accounts	$3,007	$3,437	$2,344	$2,357	$2,051	-12.5%	46.6%
Trade finance and other service charges and fees	1,160	1,188	1,259	1,034	1,113	-2.3%	4.2%
Servicing income	666	768	540	846	361	-13.3%	84.5%
Bank-owned life insurance income	252	251	252	256	271	0.4%	-7.0%
All other operating income	1,017	978	908	841	1,879	4.0%	-45.9%
Service charges, fees & other	6,102	6,622	5,303	5,334	5,675	-7.9%	7.5%

Gain on sale of SBA loans	3,791	5,842	3,508	4,125	1,769	-35.1%	114.3%
Net gain on sales of securities	(598)	-	-	99	-	0.0%	0.0%
Gain (loss) on sale of bank premises	-	45	-	-	365	-100.0%	-100.0%
Legal settlement	-	-	75	250	1,000	0.0%	-100.0%
Total noninterest income	$9,295	$12,509	$8,886	$9,808	$8,809	-25.7%	5.5%

Noninterest expense decreased 2.7% to $31.6 million for the fourth quarter of 2021 from $32.5 million for the third quarter of 2021 primarily due to a $1.1 million decline in other operating expenses largely from lower insurance premiums. The efficiency ratio increased to 53.81% in the fourth quarter from 52.01% in the prior quarter. Noninterest expense for the year ended December 31, 2021 was $124.5 million, up $5.4 million or 4.5%, from the prior year primarily from higher salaries and benefits stemming from increased compensation on higher loan production. The efficiency ratio for the full year 2021 was 52.84% (54.01% excluding securities gains and deferred PPP loan origination costs) compared to 53.15% (58.63% excluding securities gains and deferred PPP loan origination costs) for the prior year.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Noninterest Expense
Salaries and employee benefits	$18,644	$18,795	$18,302	$16,820	$17,344	-0.8%	7.5%
Occupancy and equipment	4,840	5,037	4,602	4,595	4,651	-3.9%	4.1%
Data processing	3,228	2,934	2,915	2,926	2,989	10.0%	8.0%
Professional fees	1,443	1,263	1,413	1,447	1,846	14.3%	-21.8%
Supplies and communication	795	741	733	757	759	7.3%	4.7%
Advertising and promotion	964	953	374	359	888	1.2%	8.6%
All other operating expenses	1,980	2,906	2,607	2,378	2,006	-31.9%	-1.3%
subtotal	31,894	32,629	30,946	29,282	30,483	-2.3%	4.6%

Other real estate owned expense (income)	-	23	(47)	221	310	100.0%	100.0%
Repossessed personal property expense (income)	(258)	(150)	(116)	32	(71)	-71.9%	-263.3%
Impairment loss on bank premises	-	-	-	-	201	0.0%	-100.0%
Total noninterest expense	$31,636	$32,502	$30,783	$29,535	$30,923	-2.7%	2.3%

Hanmi recorded a provision for income taxes of $9.8 million for the fourth quarter of 2021, representing an effective tax rate of 22.7% compared with $10.7 million, representing an effective tax rate of 28.6% for the third quarter of 2021. The decline in the effective tax rate primarily reflects a $2.7 million benefit from a reduction in the deferred tax asset valuation allowance against certain state net operating losses because the expiration dates were extended due to a change in state income tax regulations. For the full years ended December 31, 2021 and 2020, the provision for income taxes was $36.8 million and $17.3 million, representing effective tax rates of 27.2% and 29.1%, respectively. Again, the decline in the effective tax rate primarily reflects the reduction in the valuation allowance for deferred tax assets due to a change in certain state income tax regulations.

Financial Position
Total assets at December 31, 2021 increased 1.2% to $6.86 billion from $6.78 billion at September 30, 2021, primarily due to an increase in loans partially offset by a reduction in cash. From December 31, 2020, total assets increased 10.6% chiefly from an increase in loans, securities and cash and due from banks primarily funded by an increase in deposits and the issuance of subordinated debt.

Loans receivable, before the allowance for credit losses, were $5.15 billion at December 31, 2021, up 6.0% from $4.86 billion at September 30, 2021, and 5.6% from year-end 2020. Loans held for sale, representing the guaranteed portion of SBA 7(a) loans, were $13.3 million at the end of the fourth quarter of 2021, compared with $17.9 million at the end of the third quarter of 2021.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Loan Portfolio
Commercial real estate loans	$3,701,864	$3,528,506	$3,452,014	$3,372,288	$3,353,818	4.9%	10.4%
Residential/consumer loans	400,548	354,860	348,730	328,228	345,831	12.9%	15.8%
Commercial and industrial loans	561,830	516,357	587,729	707,073	757,255	8.8%	-25.8%
Leases	487,299	459,142	431,619	409,562	423,264	6.1%	15.1%
Loans receivable	5,151,541	4,858,865	4,820,092	4,817,151	4,880,168	6.0%	5.6%
Loans held for sale	13,342	17,881	36,030	32,674	8,568	-25.4%	55.7%
Total	$5,164,883	$4,876,746	$4,856,122	$4,849,825	$4,888,736	5.9%	5.6%

New loan production reached a record high of $625.1 million for the fourth quarter at an average rate of 3.91% and was partially offset by $152.1 million of loans paid-off during the quarter at an average rate of 4.02%. Commercial real estate loan production included $33.3 million of multifamily loans, and residential mortgage loan production more than doubled from the prior quarter reaching $84.7 million or 13.6% of total production. Payoffs included first-draw PPP loan forgiveness of $14.0 million and $120.1 million for the fourth and third quarters, respectively. The strong loan growth for the fourth quarter contributed to the $215.4 million decrease in cash and due from banks.

New Loan Production
(In thousands)
	For the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2021	2021	2021	2021	2020
New Loan Production
Commercial real estate loans	$291,543	$214,380	$186,136	$103,051	$187,050
Commercial and industrial loans	116,365	114,263	99,429	42,255	71,412
SBA loans	47,397	46,264	42,560	155,908	27,516
Leases receivable	83,813	83,642	70,923	34,055	39,830
Residential/consumer loans	85,966	41,497	66,581	12,722	2,011
subtotal	625,084	500,046	465,629	347,991	327,819

Payoffs	(152,134)	(291,686)	(264,822)	(166,730)	(160,006)
Amortization	(90,358)	(63,435)	(90,348)	(94,852)	(78,632)
Loan sales	(41,274)	(65,253)	(35,760)	(136,590)	(21,580)
Net line utilization	(48,203)	(39,941)	(70,287)	(9,331)	(18,815)
Charge-offs & OREO	(439)	(958)	(1,471)	(3,505)	(2,755)

Loans receivable-beginning balance	4,858,865	4,820,092	4,817,151	4,880,168	4,834,137
Loans receivable-ending balance	$5,151,541	$4,858,865	$4,820,092	$4,817,151	$4,880,168

Deposits were $5.79 billion at the end of the fourth quarter of 2021, up 1.0% from $5.73 billion at the end of the preceding quarter and 9.7% from year-end 2020. Growth for the fourth quarter was primarily driven by a $66.4 million increase in money market and savings deposits and a $25.9 million increase in noninterest-bearing demand deposits; offset by a $42.4 million decrease in time deposits. For the year, noninterest-bearing demand deposits increased 35.6% while time deposits declined 23.1%. Noninterest-bearing demand deposits represented 44.5% of total deposits at December 31, 2021 compared with 36.0% at December 31, 2020. At December 31, 2021, the loan-to-deposit ratio was 89.0% compared with 92.5% at the end of the previous year.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Deposit Portfolio
Demand: noninterest-bearing	$2,574,517	$2,548,591	$2,354,671	$2,174,624	$1,898,766	1.0%	35.6%
Demand: interest-bearing	125,183	118,334	113,892	111,362	100,617	5.8%	24.4%
Money market and savings	2,099,381	2,033,000	2,045,143	2,029,824	1,991,926	3.3%	5.4%
Time deposits	987,188	1,029,611	1,116,124	1,194,013	1,283,699	-4.1%	-23.1%
Total deposits	$5,786,269	$5,729,536	$5,629,830	$5,509,823	$5,275,008	1.0%	9.7%

Stockholders’ equity at December 31, 2021 was $643.4 million, compared with $619.1 million at September 30, 2021. Tangible common stockholders’ equity was $632.0 million, or 9.23% of tangible assets, at December 31, 2021 compared with $607.6 million, or 8.98% of tangible assets at the end of the third quarter. Tangible book value per share increased to $20.79 at December 31, 2021 from $19.96 at the end of the prior quarter.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 12.52% and a Total risk-based capital ratio of 17.38% at December 31, 2021, versus 12.18% and 17.18%, respectively, at the end of the third quarter of 2021.

	As of					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	17.38%	17.18%	15.53%	15.54%	15.21%	0.20	2.17
Tier 1 risk-based capital	12.52%	12.18%	12.30%	12.26%	11.93%	0.34	0.59
Common equity tier 1 capital	12.12%	11.78%	11.88%	11.84%	11.52%	0.34	0.60
Tier 1 leverage capital ratio	9.66%	9.50%	9.57%	9.61%	9.49%	0.16	0.17
Hanmi Bank
Total risk-based capital	15.43%	15.17%	15.25%	15.26%	14.86%	0.26	0.57
Tier 1 risk-based capital	14.26%	13.91%	13.99%	14.01%	13.60%	0.35	0.66
Common equity tier 1 capital	14.26%	13.91%	13.99%	14.01%	13.60%	0.35	0.66
Tier 1 leverage capital ratio	10.96%	10.86%	10.89%	10.99%	10.83%	0.10	0.13

(1) Preliminary ratios for December 31, 2021

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.11% of loans and leases at the end of the fourth quarter of 2021, compared with 0.12% at the end of the third quarter of 2021.

Special mention loans were $95.3 million at the end of the fourth quarter down from $130.6 million at September 30, 2021. The quarter-over-quarter change included reductions because of payoffs or sales of $15.6 million, $39.3 million of upgrades to pass and $8.7 million of downgrades to classified. Increases included upgrades from classified loans of $20.5 million and downgrades from pass loans and other additions of $7.8 million. The December 31, 2021 balance of special mention loans included $32.8 million of loans adversely affected by the COVID-19 pandemic.

Classified loans were $60.6 million at December 31, 2021 down from $82.4 million at the end of the third quarter. The quarter-over-quarter change reflected payoffs of $9.1 million, upgrades of $20.8 million and paydowns of $9.6 million. Additions to classified loans, representing downgrades from pass and special mention, totaled $17.7 million. At December 31, 2021, classified loans included $41.1 million of loans adversely affected by the COVID-19 pandemic.

Nonperforming loans were $13.4 million at December 31, 2021, or 0.26% of loans, down from $21.2 million at the end of the third quarter of 2021, or 0.44% of the portfolio. The quarter-over-quarter decrease reflected payoffs, paydowns, and charge-offs of $10.5 million and upgrades to accrual of $0.7 million. Additions to nonperforming loans totaled $3.4 million for the quarter. At December 31, 2021, nonperforming loans included $4.7 million of loans and leases adversely affected by the COVID-19 pandemic.

Nonperforming assets were $14.0 million at the end of the fourth quarter of 2021, or 0.20% of total assets, down from $21.9 million, or 0.32% of assets, at the end of the prior quarter.

Gross charge-offs for the fourth quarter of 2021 were $0.5 million compared with $0.9 million for the preceding quarter. Recoveries of previously charged-off loans for the fourth quarter of 2021 were $9.8 million compared with $1.8 million for the preceding quarter. As a result, there were net recoveries of $9.3 million for the fourth quarter of 2021, compared with net recoveries of $0.9 million for the preceding quarter. For the fourth quarter of 2021, net recoveries represented 0.76% of average loans on an annualized basis compared with net recoveries of 0.07% of average loans for the third quarter on an annualized basis.

The allowance for credit losses was $72.6 million as of December 31, 2021 generating an allowance for credit losses to loans of 1.41% compared with 1.58% at the end of the prior quarter. Both quantitative and qualitative loss factors declined in the fourth quarter reflecting improving economic conditions, asset quality metrics and the notable recovery from a previous loan charge-off. While macroeconomic assumptions continue to improve, the risk factors associated with the impact of the COVID-19 pandemic on the Bank’s loan portfolio continue to be considered in establishing the allowance for credit losses.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-21	Q4-21
	2021	2021	2021	2021	2020	vs. Q3-21	vs. Q4-20
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$5,881	$6,017	$4,332	$6,926	$9,473	$(136)	$(3,592)
Delinquent loans to total loans	0.11%	0.12%	0.09%	0.14%	0.19%	-0.01	-0.08

Criticized loans:
Special mention	$95,295	$130,564	$121,826	$96,057	$76,978	$(35,269)	$18,317
Classified	60,632	82,436	110,120	147,426	140,168	(21,804)	(79,536)
Total criticized loans	$155,927	$213,000	$231,946	$243,483	$217,146	$(57,073)	$(61,219)

Nonperforming assets:
Nonaccrual loans	$13,360	$21,223	$39,573	$55,058	$83,032	$(7,863)	$(69,672)
Loans 90 days or more past due and still accruing	-	13	12,446	-	-	(13)	-
Nonperforming loans	13,360	21,236	52,019	55,058	83,032	(7,876)	(69,672)
Other real estate owned, net	675	675	712	1,545	2,360	-	(1,685)
Nonperforming assets	$14,035	$21,911	$52,731	$56,603	$85,392	$(7,876)	$(71,357)

Nonperforming loans to total loans	0.26%	0.44%	1.08%	1.14%	1.70%
Nonperforming assets to assets	0.20%	0.32%	0.80%	0.88%	1.38%

Allowance for credit losses:
Balance at beginning of period	$76,613	$83,372	$88,392	$90,426	$86,620
Credit loss expense (recovery) on loans	(13,375)	(7,623)	(4,112)	964	5,731
Net loan (charge-offs) recoveries	9,319	864	(908)	(2,998)	(1,925)
Balance at end of period	$72,557	$76,613	$83,372	$88,392	$90,426

Net loan charge-offs to average loans (1)	-0.76%	-0.07%	0.08%	0.25%	0.16%
Allowance for credit losses to loans	1.41%	1.58%	1.73%	1.83%	1.85%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$4,851	$3,643	$2,342	$2,791	$5,689
Credit loss expense on off-balance sheet items	(2,265)	1,208	1,301	(450)	(2,898)
Balance at end of period	$2,586	$4,851	$3,643	$2,341	$2,791

Allowance for Losses on Accrued Interest Receivable:
Balance at beginning of period	$311	$680	$1,196	$1,666	$-
Interest reversal for loans placed on nonaccrual	-	-	-	-	(584)
Credit loss expense on interest accrued on CARES Act modifications	(311)	(369)	(516)	(470)	2,250
Balance at end of period	$-	$311	$680	$1,196	$1,666

Commitments to extend credit	$626,474	$536,149	$552,773	$463,841	$453,899

(1) Annualized

Corporate Developments
On October 28, 2021, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2021 fourth quarter of $0.20 per share, up 67% from $0.12 per share in the prior quarter. The dividend was paid on November 24, 2021 to stockholders of record as of the close of business on November 8, 2021.

Earnings Conference Call
Hanmi Bank will host its fourth quarter 2021 earnings conference call today, January 25, 2022 at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the event the call, please dial 1-877- 407-9039 before 2:00 p.m. PST, using access code HANMI. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  the effect of our rating under the Community Reinvestment Act and our ability to address any issues raised in our regulatory exams;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  the inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the continuing impact of the COVID-19 pandemic on our business and results of operation. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline;
  if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties;
  a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill or our servicing assets;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
  a material decrease in net income or a net loss over several quarters could result in the elimination or a decrease in the rate of our quarterly cash dividend;
  litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guaranties;
  our cyber security risks are increased as the result of an increase in the number of employees working remotely;
  FDIC premiums may increase if the agency experiences additional resolution costs; and
  the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable replacements.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Matthew Keating, CFA
Investor Relations / Financial Profiles
310-622-8230

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2021	2021	Change	2020	Change
Assets
Cash and due from banks	$608,965	$824,347	-26.1%	$391,849	55.4%
Securities available for sale, at fair value	910,790	906,996	0.4%	753,781	20.8%
Loans held for sale, at the lower of cost or fair value	13,342	17,881	-25.4%	8,568	55.7%
Loans receivable, net of allowance for credit losses	5,078,984	4,782,252	6.2%	4,789,742	6.0%
Accrued interest receivable	11,976	11,943	0.3%	16,363	-26.8%
Premises and equipment, net	24,788	25,582	-3.1%	26,431	-6.2%
Customers' liability on acceptances	-	352	-100.0%	1,319	-100.0%
Servicing assets	7,080	6,838	3.5%	6,212	14.0%
Goodwill and other intangible assets, net	11,395	11,450	-0.5%	11,612	-1.9%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	54,905	54,653	0.5%	53,894	1.9%
Prepaid expenses and other assets	119,977	117,854	1.8%	125,732	-4.6%
Total assets	$6,858,587	$6,776,533	1.2%	$6,201,888	10.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,574,517	$2,548,591	1.0%	$1,898,766	35.6%
Interest-bearing	3,211,752	3,180,945	1.0%	3,376,242	-4.9%
Total deposits	5,786,269	5,729,536	1.0%	5,275,008	9.7%
Accrued interest payable	1,161	1,235	-5.9%	4,564	-74.6%
Bank's liability on acceptances	-	352	-100.0%	1,319	-100.0%
Borrowings	137,500	137,500	0.0%	150,000	-8.3%
Subordinated debentures	215,006	214,844	0.1%	118,972	80.7%
Accrued expenses and other liabilities	75,234	74,011	1.7%	74,981	0.3%
Total liabilities	6,215,170	6,157,478	0.9%	5,624,844	10.5%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	580,796	580,259	0.1%	578,360	0.4%
Accumulated other comprehensive income	(8,443)	(5,357)	-57.6%	3,076	-374.5%
Retained earnings	196,784	169,534	16.1%	114,621	71.7%
Less treasury stock	(125,753)	(125,414)	-0.3%	(119,046)	-5.6%
Total stockholders' equity	643,417	619,055	3.9%	577,044	11.5%
Total liabilities and stockholders' equity	$6,858,587	$6,776,533	1.2%	$6,201,888	10.6%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2021	2021	Change	2020	Change
Interest and dividend income:
Interest and fees on loans receivable	$52,240	$52,961	-1.4%	$52,372	-0.3%
Interest on securities	1,821	1,865	-2.4%	1,684	8.1%
Dividends on FHLB stock	248	245	1.1%	206	20.3%
Interest on deposits in other banks	302	329	-8.1%	97	211.5%
Total interest and dividend income	54,611	55,400	-1.4%	54,359	0.5%
Interest expense:
Interest on deposits	2,236	2,466	-9.3%	5,331	-58.1%
Interest on borrowings	364	409	-10.9%	528	-31.0%
Interest on subordinated debentures	2,515	2,545	-1.2%	1,623	54.9%
Total interest expense	5,115	5,420	-5.6%	7,482	-31.6%
Net interest income before credit loss expense	49,496	49,980	-1.0%	46,877	5.6%
Credit loss expense (recovery)	(15,951)	(7,234)	-120.5%	5,083	-413.8%
Net interest income after credit loss expense	65,447	57,214	14.4%	41,794	56.6%
Noninterest income:
Service charges on deposit accounts	3,007	3,437	-12.5%	2,051	46.6%
Trade finance and other service charges and fees	1,160	1,188	-2.3%	1,113	4.2%
Gain on sale of Small Business Administration ("SBA") loans	3,791	5,842	-35.1%	1,769	114.3%
Other operating income	1,337	2,042	-34.5%	3,876	-65.5%
Total noninterest income	9,295	12,509	-25.7%	8,809	5.5%
Noninterest expense:
Salaries and employee benefits	18,644	18,795	-0.8%	17,344	7.5%
Occupancy and equipment	4,840	5,037	-3.9%	4,651	4.1%
Data processing	3,228	2,934	10.0%	2,989	8.0%
Professional fees	1,443	1,263	14.3%	1,846	-21.8%
Supplies and communications	795	741	7.3%	759	4.7%
Advertising and promotion	964	953	1.2%	888	8.6%
Other operating expenses	1,722	2,779	-38.0%	2,446	-29.6%
Total noninterest expense	31,636	32,502	-2.7%	30,923	2.3%
Income before tax	43,106	37,221	15.8%	19,680	119.0%
Income tax expense	9,775	10,656	-8.3%	5,354	82.6%
Net income	$33,331	$26,565	25.5%	$14,326	132.7%

Basic earnings per share:	$1.10	$0.87		$0.47
Diluted earnings per share:	$1.09	$0.86		$0.47

Weighted-average shares outstanding:
Basic	30,243,560	30,474,391		30,466,723
Diluted	30,328,163	30,552,196		30,466,723
Common shares outstanding	30,407,261	30,441,601		30,717,835

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2021	2020	Change
Interest and dividend income:
Interest and fees on loans receivable	$208,602	$211,836	-1.5%
Interest on securities	6,230	10,536	-40.9%
Dividends on FHLB stock	941	902	4.4%
Interest on deposits in other banks	902	592	52.4%
Total interest and dividend income	216,675	223,866	-3.2%
Interest expense:
Interest on deposits	11,655	33,994	-65.7%
Interest on borrowings	1,697	2,367	-28.3%
Interest on subordinated debentures	8,273	6,607	25.2%
Total interest expense	21,625	42,968	-49.7%
Net interest income before credit loss expense	195,050	180,898	7.8%
Credit loss expense (recovery)	(24,403)	45,454	-153.7%
Net interest income after credit loss expense	219,453	135,444	62.0%
Noninterest income:
Service charges on deposit accounts	11,043	8,485	30.1%
Trade finance and other service charges and fees	4,628	4,033	14.8%
Gain on sale of Small Business Administration ("SBA") loans	14,269	5,247	171.9%
Net gain (loss) on sales of securities	(499)	15,712	-103.2%
Other operating income	11,055	9,627	14.8%
Total noninterest income	40,496	43,104	-6.1%
Noninterest expense:
Salaries and employee benefits	72,561	66,988	8.3%
Occupancy and equipment	19,075	18,283	4.3%
Data processing	12,003	11,222	7.0%
Professional fees	5,566	6,771	-17.8%
Supplies and communications	3,026	3,096	-2.3%
Advertising and promotion	2,649	2,671	-0.8%
Other operating expenses	9,575	10,022	-4.5%
Total noninterest expense	124,455	119,053	4.5%
Income before tax	135,494	59,495	127.7%
Income tax expense	36,817	17,299	112.8%
Net income	$98,677	$42,196	133.9%

Basic earnings per share:	$3.22	$1.38
Diluted earnings per share:	$3.22	$1.38

Weighted-average shares outstanding:
Basic	30,393,559	30,280,415
Diluted	30,471,747	30,280,415
Common shares outstanding	30,407,261	30,717,835

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,896,952	$52,240	4.23%	$4,684,570	$52,961	4.49%	$4,803,238	$52,372	4.34%
Securities (2)	914,148	1,821	0.83%	878,866	1,865	0.87%	743,636	1,684	0.91%
FHLB stock	16,385	248	6.00%	16,385	245	5.93%	16,385	206	5.00%
Interest-bearing deposits in other banks	802,901	302	0.15%	872,783	329	0.15%	392,949	97	0.10%
Total interest-earning assets	6,630,386	54,611	3.27%	6,452,604	55,400	3.41%	5,956,208	54,359	3.63%

Noninterest-earning assets:
Cash and due from banks	66,788			64,454			58,541
Allowance for credit losses	(78,102)			(83,252)			(86,160)
Other assets	224,691			223,261			241,405

Total assets	$6,843,763			$6,657,066			$6,169,994

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$122,602	$17	0.06%	$115,233	$15	0.05%	$101,758	$14	0.05%
Money market and savings	2,078,659	1,215	0.23%	2,033,876	1,207	0.24%	1,895,830	1,737	0.36%
Time deposits	1,013,681	1,004	0.39%	1,061,359	1,244	0.46%	1,315,227	3,581	1.08%
Total interest-bearing deposits	3,214,942	2,236	0.28%	3,210,468	2,466	0.30%	3,312,815	5,332	0.64%
Borrowings	137,500	364	1.05%	143,750	409	1.13%	150,000	529	1.40%
Subordinated debentures	214,899	2,515	4.68%	163,340	2,545	6.23%	118,888	1,623	5.46%
Total interest-bearing liabilities	3,567,341	5,115	0.57%	3,517,558	5,420	0.61%	3,581,703	7,484	0.83%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,561,297			2,444,759			1,935,564
Other liabilities	82,077			79,348			83,414
Stockholders' equity	633,048			615,402			569,313

Total liabilities and stockholders' equity	$6,843,763			$6,657,067			$6,169,994

Net interest income (tax equivalent basis)		$49,496			$49,980			$46,875

Cost of deposits			0.15%			0.17%			0.40%
Net interest spread (taxable equivalent basis)			2.70%			2.80%			2.80%
Net interest margin (taxable equivalent basis)			2.96%			3.07%			3.13%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2021			December 31, 2020
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,794,505	$208,602	4.35%	$4,684,512	$211,836	4.52%
Securities (2)	845,437	6,230	0.75%	663,700	10,537	1.59%
FHLB stock	16,385	941	5.74%	16,385	902	5.51%
Interest-bearing deposits in other banks	684,442	902	0.13%	306,668	592	0.19%
Total interest-earning assets	6,340,769	216,675	3.42%	5,671,265	223,867	3.95%

Noninterest-earning assets:
Cash and due from banks	62,401			72,557
Allowance for credit losses	(84,735)			(75,250)
Other assets	225,750			228,131

Total assets	$6,544,185			$5,896,703

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$113,326	$61	0.05%	$94,167	$70	0.07%
Money market and savings	2,028,235	5,199	0.26%	1,758,300	11,016	0.63%
Time deposits	1,111,857	6,395	0.58%	1,412,951	22,908	1.62%
Total interest-bearing deposits	3,253,418	11,655	0.36%	3,265,418	33,994	1.04%
Borrowings	145,297	1,697	1.17%	196,397	2,367	1.21%
Subordinated debentures	154,400	8,273	5.35%	118,663	6,607	5.57%
Total interest-bearing liabilities	3,553,115	21,625	0.61%	3,580,478	42,968	1.20%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,307,052			1,680,882
Other liabilities	77,637			77,478
Stockholders' equity	606,381			557,865

Total liabilities and stockholders' equity	$6,544,185			$5,896,703

Net interest income (tax equivalent basis)		$195,050			$180,899

Cost of deposits			0.21%			0.69%
Net interest spread (taxable equivalent basis)			2.81%			2.75%
Net interest margin (taxable equivalent basis)			3.08%			3.19%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	December 31,	September 30,	June 30,	March 31,	December 31,
Hanmi Financial Corporation	2021	2021	2021	2021	2020
Assets	$6,858,587	$6,776,533	$6,578,856	$6,438,401	$6,201,888
Less goodwill and other intangible assets	(11,395)	(11,450)	(11,504)	(11,558)	(11,612)
Tangible assets	$6,847,192	$6,765,083	$6,567,352	$6,426,843	$6,190,276

Stockholders' equity (1)	$643,417	$619,055	$602,977	$581,822	$577,044
Less goodwill and other intangible assets	(11,395)	(11,450)	(11,504)	(11,558)	(11,612)
Tangible stockholders' equity (1)	$632,022	$607,605	$591,473	$570,264	$565,433

Stockholders' equity to assets	9.38%	9.14%	9.17%	9.04%	9.30%
Tangible common equity to tangible assets (1)	9.23%	8.98%	9.01%	8.87%	9.13%

Common shares outstanding	30,407,261	30,441,601	30,697,652	30,682,533	30,717,835
Tangible common equity per common share	$20.79	$19.96	$19.27	$18.59	$18.41

(1) There were no preferred shares outstanding at the periods indicated.

Paycheck Protection Program

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was adopted, which included authorization for the U.S. Small Business Administration (the “SBA”) to introduce a new program, entitled the “Paycheck Protection Program,” which provides loans for eligible businesses through the SBA’s 7(a) loan guaranty program. These loans are fully guaranteed and available for loan forgiveness of up to the full principal amount so long as certain employee and compensation levels of the business are maintained and the proceeds of the loan are used as required under the program. The PPP and loan forgiveness are intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 pandemic.

Hanmi participated in this program and the financial information presented reflects this participation. This table below shows financial information excluding the effect of the origination of the PPP loans, including the corresponding interest income earned on such loans, which constitutes a non-GAAP measure. Management believes the presentation of certain financial measures excluding the effect of PPP loans provides useful supplemental information that is essential to a proper understanding of the financial condition and results of operations of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial measures that may be used by other companies.

PPP Non-GAAP Financial Data (Unaudited)
(In thousands, except ratios)

	As of December 31, 2021	As of September 30, 2021	As of December 31, 2020

Tangible assets	6,847,192	6,765,083	6,190,276
Less first and second draw PPP loans	(2,976)	(21,895)	(295,702)
Tangible assets adjusted for PPP loans	$6,844,216	$6,743,188	$5,894,574

Tangible stockholders' equity	632,022	607,605	565,432

Tangible common equity to tangible assets (1)	9.23%	8.98%	9.13%
Tangible common equity to tangible assets adjusted for PPP loans (1)	9.23%	9.01%	9.59%

(1) There were no preferred shares outstanding at June 30, or March 31, 2021

Allowance for credit losses	72,557	76,613	90,426

Loans receivable	5,151,541	4,858,865	4,880,168
Less first draw PPP loans	(2,976)	(21,895)	(295,702)
Loans receivable adjusted for PPP loans	$5,148,565	$4,836,970	$4,584,466

Allowance for credit losses to loans receivable	1.41%	1.58%	1.85%
Allowance for credit losses to loans receivable adjusted for PPP loans	1.41%	1.58%	1.97%

	For the Twelve Months Ended December 31, 2021	For the Three Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
Net interest income	$195,050	$49,496	$180,898
Less PPP loan interest income	(5,993)	(100)	(4,593)
Net interest income adjusted for PPP loans	$189,057	$49,396	$176,305

Average interest-earning assets	6,340,769	6,630,386	5,671,265
Less average PPP loans	(142,646)	(5,883)	(217,999)
Average interest-earning assets adjusted for PPP loans	$6,198,123	$6,624,503	$5,453,266

Net interest margin (1)	3.08%	2.96%	3.19%
Net interest margin adjusted for PPP loans (1)	4.08%	2.96%	3.23%

(1) Net interest income (as applicable) divided by average interest-earning assets (as applicable), annualized

Noninterest expense	124,455	31,636	119,053
Add back PPP deferred origination costs	1,403	-	3,064
Noninterest expense adjusted for PPP loans	$125,858	$31,636	$122,117

Net interest income plus noninterest income	$235,546	$58,791	$224,002
Securities (gains) losses and second draw PPP (gains)	(2,498)	598	(15,712)
Net interest income plus noninterest income adjusted for securities and PPP gains	$233,048	$59,389	$208,290

Efficiency ratio (1)	52.84%	53.81%	53.15%
Efficiency ratio adjusted for PPP loans (gains) and securities (gains) losses (1)	54.01%	53.27%	58.63%

(1) Noninterest expense (as applicable) divided by the sum of net interest income and noninterest income (as applicable)